Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009

Contact:	Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Strong First Quarter Revenues and Earnings

Launches Next Generation Kenworth and Peterbilt Trucks

April 24, 2012, Bellevue, Washington – “PACCAR reported excellent revenues and net income for the first quarter of 2012,” said Mark Pigott, chairman and chief executive officer. “PACCAR’s results reflect the benefits of increased truck sales in North America and growth in financial services assets and aftermarket revenues worldwide. Our customers in North America are benefiting from increased freight tonnage and higher fleet utilization rates which are driving the replacement of their aging on-highway fleets. The vocational truck market remains subdued due to the low levels of new housing starts and general construction activity. European truck registrations improved in 2011, but ongoing Eurozone economic challenges resulted in lower industry truck orders in the first quarter of 2012. I am very proud of our 23,200 employees who have delivered excellent results to our shareholders and customers.”

PACCAR earned $327.3 million ($.91 per diluted share) for the first quarter of 2012 compared to $193.3 million ($.53 per diluted share) in the first quarter last year. First quarter 2012 net sales and financial services revenues increased 45 percent to $4.78 billion from $3.28 billion reported for the first quarter of 2011.

“PACCAR’s strong balance sheet and positive cash flow have enabled the company to increase capital investments to enhance manufacturing operating efficiency and product development programs. We are pleased to launch our newest vehicles, the Kenworth T680 and the Peterbilt Model 579. These aerodynamic trucks are the result of a four-year, $400 million program that designed and developed a family of 2.1 meter-wide cabs, powered by the fuel-efficient PACCAR MX engine,” added Pigott. “These new product investments will build on PACCAR’s record 28.1 percent share of the Class 8 North American truck market achieved in 2011 and contribute to the company’s long-term growth.”

New Kenworth T680 and New Peterbilt Model 579

Highlights – First Quarter 2012

Highlights of PACCAR’s results during the first quarter of 2012 include:

•	Consolidated sales and revenues of $4.78 billion.

•	Net income of $327.3 million.

•	Truck and Other cash and marketable securities of $2.78 billion.

•	Financial Services pretax income of $71.3 million.

•	Truck and Other SG&A percent to sales of 2.8 percent.

•	Research and development expenses of $72.3 million.

•	Capital investments of $112.8 million.

•	Issued $609.5 million in five-year medium-term notes.

•	Record total assets of $18.16 billion.

Global Truck Markets

DAF is the market share leader in the European tractor market and is also the overall market share leader in the United Kingdom, Netherlands and Belgium. “Our customers recognize DAF’s quality leadership, low operating costs and excellent resale value,” said Harrie Schippers, DAF president. “It is estimated that industry sales in the above 16-tonne truck market in Europe in 2012 will be in the range of 210,000-230,000 units, versus 241,000 last year, reflecting a market that is being impacted by economic challenges in the Eurozone,” said Schippers. “European truck manufacturers have reduced build rates as well as scheduled factory shutdown days to reflect the lower market.”

“U.S. and Canadian industry retail sales in 2012 are expected to increase from 197,000 last year to a range of 210,000-240,000 vehicles, driven primarily by the ongoing replacement of the aging truck population,” said Dan Sobic, PACCAR executive vice president. “The gradual recovery of the truck market reflects an economy that continues to experience high unemployment rates and a low level of housing starts and construction activity. Annual replacement demand for the U.S. and Canadian truck market is estimated to be approximately 225,000 units,” added Sobic.

Share Repurchase Update

During the first quarter of 2012, PACCAR repurchased approximately 400,000 of its common shares for $15.6 million. PACCAR had 356.7 million outstanding common shares as of March 31, 2012. “Over the past nine months, PACCAR has bought 9.56 million shares for a total investment of $353.2 million,” said Ron Armstrong, PACCAR president. “PACCAR’s excellent net profits and strong cash flow make the company’s shares an attractive investment.” PACCAR has earned a profit for 73 consecutive years and has paid a dividend every year since 1941.

South American Expansion

PACCAR held a groundbreaking ceremony for its new DAF assembly plant in Ponta Grossa, Brasil, on January 9, 2012. The ceremony, led by Mark Pigott, PACCAR chairman and chief executive officer, and the State of Paraná Governor Beto Richa, was attended by state and local officials, supplier partners, key transport companies and other business and educational leaders. “Brasil is a major truck market with industry sales above six tonnes of 165,000 units in 2011. The DAF product range offers premium quality, low operating costs, excellent driveability and maneuverability, and the industry-leading PACCAR MX engine,” said Bob Christensen, PACCAR executive vice president. “The production of DAF trucks in Brasil in mid-2013 is an exciting development which is expected to deliver additional sales in South America,” added Christensen.

For over 40 years, PACCAR’s Kenworth vehicles have earned a significant market share in many South American countries in the Andean region. “The successful introduction of DAF vehicles into Chile, Ecuador and Peru in 2011 helped PACCAR achieve a record level of vehicle sales in the region,” said Sam Means, PACCAR vice president. “Truck deliveries of 2,700 units in the Andean region of South America more than doubled in the first quarter of this year, compared to the first quarter of 2011.”

Capital Investments, Product Development and Industry Recognition

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $4.7 billion in capital projects, innovative products and new technologies during the past decade. Capacity expansion of over 40 percent in the last five years and annual productivity improvements have enhanced the capability of the company’s manufacturing and parts facilities. Capital investments of $450-$550 million and R&D expenses of $275-$300 million are targeted in 2012 for new products and enhancing manufacturing operating efficiency. “Kenworth, Peterbilt and DAF are investing in new industry-leading products and services to enable our customers to achieve excellent results in their businesses,” said Ron Armstrong, PACCAR president.

DAF LF, CF and XF Advanced Transport Efficiency (ATe) Models

DAF Trucks showcased its new range of ATe vehicles at the RAI truck show held in Amsterdam in mid-April. The models include solutions that have been developed to further reduce fuel consumption and emissions, and improve truck efficiency. “The Advanced Transport Efficiency models have enhanced the DAF product range, providing improved fuel efficiency of 3-5 percent,” said Ron Bonsen, DAF director of sales.

PACCAR will expand and improve its global network of 15 strategically located parts distribution centers (PDCs) in 2012. PACCAR plans to construct a new $40 million, 280,000-square-foot PDC in Eindhoven, the Netherlands. The PDCs in Madrid, Spain and Lancaster, Pennsylvania will increase their capacity with the addition of a combined 100,000 square feet of warehouse.

The American Truck Dealers (ATD) named the Peterbilt Model 587, with the PACCAR MX engine, in the heavy duty category and the Peterbilt Model 210 in the medium duty category as “2012 ATD Commercial Trucks of the Year” during their annual Convention in February 2012. This is the first time that a truck manufacturer has won both categories in the same year.

Peterbilt Model 210 and Model 587 – ATD Commercial Trucks of the Year 2012

“Peterbilt is honored to have two vehicles selected as ATD’s Commercial Trucks of the Year,” said Bill Kozek, Peterbilt Motors Company general manager and PACCAR vice president. “Peterbilt designs and manufactures a complete range of high-quality commercial vehicles that offer industry-leading reliability, versatility and low operating cost.”

Financial Services Companies Achieve Good Results

PACCAR Financial Services (PFS) has a portfolio of 147,000 trucks and trailers, with total assets of $9.98 billion. PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of over 32,000 vehicles, is included in this segment. PFS’s first quarter 2012 pretax income was $71.3 million compared to the $50.3 million earned in the first quarter of 2011. First quarter 2012 revenues were $261.4 million compared to $241.0 million in 2011. “During the first quarter of 2012, profit increased due to lower borrowing costs and growth in portfolio balances,” said Bob Bengston, PACCAR vice president. “Dealers and customers appreciate PFS’s commitment to providing leading-edge technology solutions, excellent customer service capabilities and dedicated support of the transportation industry in all phases of the business cycle.”

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 23 countries on three continents,” said Todd Hubbard, PACCAR Financial Corp. president. “Higher freight volumes and increasing freight rates have improved our customers’ profitability leading to lower past dues and credit losses. Used truck prices have improved from prior year levels by 5-10 percent.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business. PACCAR shares are traded on the NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 24, 2012, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through April 30, 2012.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended March 31
	2012	2011
Truck and Other:
Net sales and revenues	$4,514.7	$3,042.6
Cost of sales and revenues	3,919.9	2,632.3
Research and development	72.3	68.4
Selling, general and administrative	125.8	109.9
Interest and other (income) expense, net	(2.1)	4.0

Truck and Other Income Before Income Taxes	398.8	228.0

Financial Services:
Revenues	261.4	241.0
Interest and other	158.5	157.0
Selling, general and administrative	24.1	23.2
Provision for losses on receivables	7.5	10.5

Financial Services Income Before Income Taxes	71.3	50.3
Investment income	8.9	8.0

Total Income Before Income Taxes	479.0	286.3
Income taxes	151.7	93.0

Net Income	$327.3	$193.3

Net Income Per Share:
Basic	$.92	$.53

Diluted	$.91	$.53

Weighted Average Shares Outstanding:
Basic	357.0	365.8

Diluted	357.8	367.2

Dividends declared per share	$.18	$.12

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31 2012	December 31 2011
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,779.8	$2,900.7
Trade and other receivables, net	1,195.9	977.8
Inventories	818.8	710.4
Property, plant, and equipment, net	2,062.9	1,973.3
Equipment on operating lease and other	1,324.8	1,209.1
Financial Services Assets	9,975.6	9,401.4

	$18,157.8	$17,172.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$4,103.9	$3,846.7
Long-term debt	150.0	150.0
Financial Services Liabilities	8,184.8	7,811.6
STOCKHOLDERS’ EQUITY	5,719.1	5,364.4

	$18,157.8	$17,172.7

Common Shares Outstanding	356.7	356.8

GEOGRAPHIC REVENUE DATA

	Three Months Ended March 31
	2012	2011
United States and Canada	$2,930.0	$1,588.7
Europe	1,110.6	1,179.0
Other	735.5	515.9

	$4,776.1	$3,283.6

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31	2012	2011
OPERATING ACTIVITIES:
Net income	$327.3	$193.3
Depreciation and amortization:
Property, plant and equipment	48.6	47.1
Equipment on operating leases and other	122.0	115.3
Net increase in wholesale receivables on new trucks	(257.7)	(75.8)
Net (increase) decrease in sales-type finance leases and dealer direct loans on new trucks	(16.4)	32.4
All other operating activities	(97.5)	147.0

Net Cash Provided by Operating Activities	126.3	459.3

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(70.7)	(62.2)
Acquisition of equipment for operating leases	(229.3)	(295.3)
Net increase in financial services receivables	(126.9)	(43.2)
Net increase in marketable securities	(26.3)	(525.8)
All other investing activities	88.1	75.8

Net Cash Used in Investing Activities	(365.1)	(850.7)

FINANCING ACTIVITIES:
Cash dividends paid	(314.4)	(43.8)
Purchase of treasury stock	(15.6)
Stock compensation transactions	4.9	1.6
Net increase in debt	347.5	31.8

Net Cash Provided by (Used in) Financing Activities	22.4	(10.4)
Effect of exchange rate changes on cash	32.8	50.7

Net Decrease in Cash and Cash Equivalents	(183.6)	(351.1)
Cash and cash equivalents at beginning of period	2,106.7	2,040.8

Cash and cash equivalents at end of period	$1,923.1	$1,689.7